Exhibit 99.1
Mine Safety Information

Our mines are operated subject to the regulation of the Federal Mine Safety and Health Administration (“MSHA”), under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law. The following mine safety data is provided pursuant to the Dodd-Frank Act.

When MSHA believes a violation of the Mine Act has occurred, it may issue a citation for such violation, including a civil penalty or fine, and the mine operator must abate the alleged violation. During the third quarter of 2011, MSHA proposed no penalty assessments at the Greens Creek mine and $6,287 in penalty assessments at the Lucky Friday mine. Hecla has not yet received all penalty assessments related to the citations issued in the third quarter of 2011. We have the opportunity to contest or appeal these penalties.

During the third quarter of 2011, MSHA issued the Greens Creek mine eight (8) citations pursuant to Section 104 of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard, and seven (7) such citations to the Lucky Friday mine.

Also during the third quarter of 2011, MSHA: (i) did not issue any orders under Section 104(b) of the Mine Act, (ii) issued five (5) orders under Section 104(d) of the Mine Act for unwarrantable failures to comply with mandatory health or safety standards, (iii) issued one (1) imminent danger order under Section 107(a) of the Mine Act, (iv) did not declare any violations as flagrant under Section 110(b)(2) of the Mine Act, and (v) did not issue any pattern of violations notices under Section 104(e) of the Mine Act. The Greens Creek mine and the Lucky Friday mine did not experience any mine related fatalities during the third quarter of 2011.  The Greens Creek Mine has 18 legal actions pending before the Federal Mine Safety and Health Review Commission, all regarding citations/orders under section 104 of the Mine Act.  The Lucky Friday Mine has five (5) such actions pending.